Exhibit 99.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into as of November 29, 2010, by and between TL Investment GmbH (together with any affiliate thereof, “TLI”) and Lantronix, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, TLI has submitted a proposal to the Company to nominate three members for election to the Company’s Board of Directors (the “Board”) at the 2010 Annual Meeting of Stockholders (the “2010 Meeting”) and has filed a Preliminary Proxy Statement on Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in support of such proposal; and

WHEREAS, the Company has filed a Definitive Proxy Statement (the “Schedule 14A”), which included the Company’s recommended slate of directors among other matters; and

WHEREAS, each of TLI and the Company has expended substantial time and resources in support of their respective nominees for election to the Board; and

WHEREAS, each of TLI and the Company believes it to be in their respective best interests and in the best interests of the Company’s stockholders to agree upon a mutually acceptable slate of nominees for election to the Board at the 2010 Meeting.

AGREEMENT

NOW, THEREFORE, in consideration of these premises and the covenants contained herein, the parties hereto, each intending to be legally bound, hereby agree as follows:

1.           Nominations for 2010 Meeting.  In connection with the 2010 Meeting, the Company agrees:

(a)           to include Bernhard Bruscha and Hoshi Printer or their respective Replacements (as hereinafter defined) (each, a “TLI Nominee”) in its slate of nominees for election to the Board at the 2010 Meeting;

(b)           that, if any TLI Nominee (or their respective Replacements) is unable to serve as a nominee for election as director or to serve as a director for any reason, TLI shall have the right to submit the name of a replacement (the “Replacement”) to the Company for its approval (such determination to be made in the sole discretion of the Company acting in good faith) and who shall serve as the nominee for election as director or serve as director.  If the proposed Replacement is not approved by the Company, TLI shall have the right to continue submitting the name of a proposed Replacement to the Company for its approval, until the Company approves that such Replacement may serve as a nominee for election as director or to serve as a director whereupon such person is appointed as the Replacement;

(c)           that its slate of recommended nominees (the “Nominees”) for election to the Board at the 2010 Meeting shall consist of Bernhard Bruscha, Jerry D. Chase, Hoshi Printer, John Rehfeld, Larry Sanders, Howard T. Slayen and Thomas Wittenschlaeger; and

(d)           that it shall, promptly after the date of this Agreement, amend its Schedule 14A to reflect the inclusion of the Nominees on the Company’s slate of recommended nominees for election to the Board at the 2010 Meeting.

2.           Standstill.

(a)           TLI agrees that during the term of this Agreement, it shall not, alone or in conjunction with any third party, without the prior written consent of the Company:  (i) acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company such that TLI’s beneficial ownership of the Company’s Common Stock would exceed 38% of the then currently outstanding Common Stock; (ii) make, initiate or submit any proposal to the Company’s stockholders not supported by a majority of the Board (and in no event with respect to any recommended nominee or slate of nominees for election to the Board except in accordance with the terms of this agreement), or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (“SEC”)), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company except to vote in favor of matters for which the Board has recommended a vote “for”; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, business combination, recapitalization, restructuring or other extraordinary transaction involving the Company or any of its securities or assets; (iv) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing; (v) enter into any voting agreement with respect to any Company capital stock; or (vi) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (i) through (vi) above; provided that, this Section 2(a) shall be suspended if the Company enters into any definitive agreement for, or the Board approves or recommends, or there is otherwise announced, any acquisition by any Person (other than TLI) or group of (x) more than 50% of the Company’s outstanding voting securities (measured immediately following the closing of the proposed transaction) with the purpose or effect of changing control of the Company or (y) substantially all of the consolidated assets of the Company (collectively, a “Change of Control Proposal”), including by way of tender or exchange offer, merger, purchase of assets or otherwise having that purpose or effect and any such suspension pursuant to this sentence shall terminate and the obligations hereunder shall be reinstated upon the termination of any Change of Control Proposal; provided, further, that nothing contained in this Section 2(a) shall prevent or restrict TLI from making any non-public proposal to the Board.  “Person” shall mean any individual, corporation, limited liability company, partnership, association, trust, joint venture, unincorporated organization, other entity.

(b)           So long as the Company has complied and is complying with its obligations set forth in this Agreement, TLI shall cause all shares of Common Stock owned of record and beneficially (as defined in Rule 13d-3 promulgated by the SEC under the Exchange Act) to be present for quorum purposes and to be voted at each of the 2010 Meeting and 2011 Annual Meeting of Stockholders or at any adjournments or postponements thereof, in accordance with the recommendations of the Board; provided, that the only matter TLI shall be required to vote in accordance with the Board’s recommendation at the 2011 Annual Meeting of Stockholders is the election of directors provided that such proposal is made in accordance with the terms of this Agreement.

3.           Board Matters.  Unless otherwise unanimously agreed to by the Board, the authorized number of directors of the Company shall be seven (7) during the term of this Agreement.  At the 2011 Annual Meeting of stockholders in connection with any election of directors to the Board, the Company shall nominate seven (7) persons for election to the Board, of which TLI shall be entitled to nominate three (3) members; provided, however, that in the event TLI’s beneficial ownership of the Company’s Common Stock is less than 31% but greater than 28% of the outstanding Common Stock, TLI shall be entitled to nominate two (2) members; if TLI’s beneficial ownership is equal to or less than 28% but greater than 14% TLI shall be entitled to nominate one (1) member and if TLI’s beneficial ownership is equal to or less than 14%, TLI shall not be entitled to nominate a member to the Board.  If any TL Investment nominee is not approved by the Company (such determination to be made in the sole discretion of the Company acting in good faith), TL Investment shall have the right to continue submitting the name of a Replacement to the Company for its approval until the Company approves such Replacement(s).  The Company shall use its commercially reasonable efforts to cause the election or appointment of such nominees at any election of stockholders, including, but not limited to, the recommendation of such nominees in any proxy statement or related materials.  TLI shall not be required to comply with time periods provided in the advance notice provisions of the Company’s bylaws or certificate of incorporation with respect to the nominees it is entitled to nominate hereunder; provided, however, that TLI shall inform the Company in a reasonable time and manner of its nominees to enable the Company to file its annual report and proxy and proceed with its annual meeting in a customary time and manner.  None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.  None of TLI, the Company, nor any officer or director thereof, shall call a special meeting of stockholders of the Company to be held regarding any election of directors within six months after the 2011 Annual Meeting of Stockholders.

4.           Consents.  For the purposes of this Agreement, any action taken by the Company or the Board pursuant to Sections 1(b), 2(a)(ii), 7, 9 and 16 of this Agreement shall require the approval of a majority of the non-TLI Nominee directors then serving on the Board.

5.           Publicity.

(a)           The Company and TLI shall announce this Agreement and the material terms hereof by means of a joint press release as soon as practicable on or after the date hereof.  Neither the Company nor TLI shall make or cause to be made, directly or indirectly, any public announcement or statement regarding this Agreement or the subject matter hereof without the consent of the other party, except as required by applicable law (in which case such statements shall not be inconsistent with or contrary to the statements made in the Press Release).

(b)           During the term of this Agreement, neither the Company nor TLI shall publicly disparage the other party or its officers, directors or members.

6.           Representations and Warranties.  Each of the parties hereto represents and warrants to the other party that:

(a)           such party has all requisite company authority and power to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(b)           the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate or other action on the part of such party and no other proceedings on the part of such party are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby;

(c)           this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms; and

(d)           this Agreement will not result in a violation of any terms or provisions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

7.           Term and Termination.

(a)           Unless earlier terminated in accordance herewith, this Agreement shall terminate on the earlier of (i) the date immediately following the Company’s 2011 Annual Meeting of Stockholders, (ii) the fifteen month anniversary of the date of this Agreement, (iii) the mutual agreement of TLI and the Company, or (iv) in the event Bernhard Bruscha ceases to own or control a majority in interest of TLI.  No provisions of this Agreement shall survive the termination or expiration of this Agreement with the exception of the final sentence of Section 3, which shall survive until six months after the 2011 Annual Meeting of Stockholders, and Section 4, 6 through 15, inclusive, which shall survive indefinitely.

(b)           Notwithstanding Section 7(a), if a party violates or fails to perform any material term of this Agreement, then the other party may give written notice of the default (“Notice of Default”) to the defaulting party.  If the first party does not repair the default within twenty (20) days after the effective date of the Notice of Default, then the other party has the right to terminate this Agreement by a second written notice (“Notice of Termination”).  If the other party sends a Notice of Termination to the first party, then this Agreement automatically terminates on the effective date of the Notice of Termination.

8.           Governing Law.  The parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware, in addition to any other remedy to which they are entitled at law or in equity.  Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) each of the parties irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such parties’ principal place of business (as set forth in Section 11) or as otherwise provided by applicable law.  This Agreement shall be governed in all respects by the laws of the State of Delaware, without giving effect to the choice of law principles of such state that would compel the application of the law of another jurisdiction.

9.           Entire Agreement.  This Agreement, including the preamble and recitals above, contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

10.         Fees and Expenses.  Each party will be responsible for its fees or expenses in connection with this Agreement; provided, that TLI agrees that it will reimburse the Company for fifty percent of the out of pocket costs and expenses, including legal fees, of amending the Schedule 14A and re-soliciting the Company stockholders; provided, further such reimbursement shall not exceed $10,000.

11.         Notices.  All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile, when such facsimile is transmitted to the facsimile number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Lantronix, Inc.
167 Technology Drive
Irvine, California 92618
Attention: General Counsel
Facsimile: (949) 271-5691

with a copy to:

Wilson Sonsini Goodrich & Rosati, PC
650 Page Mill Road
Palo Alto, CA 94304
Attention: Jack Sheridan
Facsimile: (650) 493-6811

if to TLI:

TL Investment GmbH
Biesingerstrasse 27
Tuebingen 72070, Germany
Attention:  Manfred Rubin-Schwarz
Facsimile:

with a copy to:

K&L Gates LLP
1900 Main Street, Suite 600
Irvine, CA 92614
Attention: Michael A. Hedge
Facsimile: (949) 623-4454

12.         Severability.  If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

13.         Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

14.         Further Assurances.  The parties agree to execute and deliver immediately upon request such other documents or instruments as may be necessary to evidence the agreements hereunder.

15.         Successors and Assigns.  This Agreement shall not be assignable by any of the parties to this Agreement but shall be binding on successors of the parties hereto.

16.         Transfers.  Unless otherwise approved by the Board, TL Investment shall not transfer or sell any shares of Company capital stock held by it prior to the completion of the 2011 Annual Meeting of Stockholders except pursuant customary open market broker transactions.  In the event TLI desires to purchase additional shares of the Company’s Common Stock, subject to the limitations in this Agreement, in open market or private transactions, the Company shall, upon request by TLI, use its commercially reasonable efforts to assist TLI in effecting such purchases which shall include lifting any trading restrictions established by the Company’s internal policies so long as in compliance with applicable law.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

Lantronix, Inc.

/s/ Jerry D. Chase
Jerry D. Chase
Chief Executive Officer

TL Investment GmbH

/s/ Manfred Rubin-Schwarz
Manfred Rubin-Schwarz
Managing Director